Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Financial Officer

(949) 900-6833

For Immediate Release

MRI INTERVENTIONS, INC. ANNOUNCES 2016 FIRST QUARTER RESULTS

Company Sets Quarterly Records in Number of ClearPoint® Procedures

and Disposable Product Revenues

IRVINE, CA, April 28, 2016 – MRI Interventions, Inc. (OTCQB: MRIC) today announced financial results for the quarter ended March 31, 2016.

Revenues were $1.4 million for the three months ended March 31, 2016, and $1.0 million for the same period in 2015, an increase of $384,000, or 38%, attributable to increases in the Company’s ClearPoint® system reusable and disposable products.

ClearPoint disposable product sales for the three months ended March 31, 2016 were $1.1 million, compared with $840,000 for the same period in 2015, representing an increase of $264,000, or 31%. This increase was due primarily to a greater number of procedures performed using the ClearPoint system within a larger installed base for ClearPoint in the three months ended March 31, 2016, relative to the same period in 2015.

ClearPoint reusable product sales for the three months ended March 31, 2016 were $262,000, compared with $137,000 for the same period in 2015. Reusable products consist primarily of computer hardware and software bearing sales prices that are appreciably higher than those for disposable products and historically have fluctuated from quarter to quarter.

Gross margin on product revenues was 49% for the three months ended March 31, 2016, compared to 61% for the same period in 2015. The decrease in gross margin was due primarily to: (a) an increase in the three months ended March 31, 2016, relative to the same period in 2015, in the allocation of indirect labor to production activities, commensurate with the Company’s transition from a focus on research and development to commercial activities; and (b) an unfavorable product mix related to reusable product sales.

Research and development costs were $657,000 for the three months ended March 31, 2016, compared to $528,000 for the same period in 2015, an increase of $129,000, or 25%. The increase was due primarily to increases in the three months ended March 31, 2016, relative to the same period in 2015, in: (a) software development costs incurred in connection with the Company’s development of the next generation of the ClearPoint operating system; (b) compensation and recruiting costs related to new personnel; (c) project research costs undertaken in connection with government grants; and (d) licensing fees. These increases were partially offset by: (i) an increase in the three months ended March 31, 2016, relative to the same period in 2015, in the allocation of research and development personnel costs to manufacturing in connection with the Company’s transition from a focus on research and development to that commercial activities; and (ii) a reduction in travel costs.

Selling, general and administrative expenses were $2.0 million for the three months ended March 31, 2016, compared to $2.3 million in the same period in 2015, a decrease of $314,000, or 14%. This

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decrease was attributable primarily to decreases in: (a) compensation costs, both cash and stock-based; and (b) professional fees. Also contributing to the decrease was the allocation of costs, in the three months ended March 31, 2016, to manufacturing in connection with the Company’s transition from a research and development focus to commercial activities. These fluctuations were partially offset by an increase in other general and administrative costs such as public company and investor relations expenses.

During the three months ended March 31, 2016, the Company recorded a gain of $160,000, and during the same period in 2015, the Company recorded a loss of $783,000, from changes in the fair value of derivative liabilities associated with certain warrants the Company issued in the 2012 and 2013 private placement transactions.

The Company’s operating loss for the three months ended March 31, 2016 was $1.9 million, as compared with $2.9 million for the same period in 2015, an improvement of $1.0 million, or 34%. Net loss for the three months ended March 31, 2016 was $2.0 million, as compared with $3.9 million for the same period in 2015, an improvement of $1.9 million, or 48%.

Management’s Comments

“We had another strong quarter of growth,” said Frank Grillo, President and Chief Executive Officer of MRI Interventions. “Our technology was utilized in 122 procedures, and our disposable product revenue reached a new high of more than $1.1 million. With two capital sales and an additional three sites starting evaluations, our installed base now consists of 45 hospitals, and interest continues to grow. Word is out among surgeons and neurologists regarding our more patient friendly approach to deep brain stimulation, better accuracy during laser ablation, and precision in biopsy.

“Our efforts to reduce our cash utilization continue to payoff. Our operating loss declined 34% from the first quarter of 2015, and our use of cash for operations declined 43%. We continue to focus on growing our business efficiently, and we are achieving our goals.

“This coming quarter, we have two of our largest trade shows of the year, where we will have the opportunity to show our technology to surgeons in hands-on workshops, in sponsored lectures and on the exhibit floor. We believe these events will be a great opportunity to educate more surgeons regarding our technology and its positive impact on patient care.

“With 31% growth in disposable revenue, adoption is clearly on the rise, and momentum continues to build. We believe our customers are realizing the benefits our technology brings to hospitals, physicians and their patients.”

Teleconference Information

Investors and analysts are invited to listen to a live broadcast review of the Company’s 2016 first quarter financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.mriinterventions.com and selecting “Investors” / “News” / “IR Calendar.” The conference call may also be accessed at http://mriinterventions.equisolvewebcast.com/q1-2016. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-9034, or at (201) 493-6737 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available shortly after the completion of the call until May 5, 2016 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 413671. An online archive of the broadcast will be available on the Company’s website at www.mriinterventions.com, on the “Investor Relations” page.

About MRI Interventions, Inc.

Building on the imaging power of magnetic resonance imaging, or MRI, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures. The ClearPoint® system, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Particular uncertainties and risks include those relating to: the Company’s ability to obtain additional financing; estimates regarding the sufficiency of the Company’s cash resources; future revenues from sales of the Company’s ClearPoint system products; and the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint system products. More detailed information on these and additional factors that could affect the Company’s actual results are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 which has been filed with the Securities and Exchange Commission, as well as the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016, which the Company expects to file in May 2016 with the Securities and Exchange Commission.

(tables follow)

MRI INTERVENTIONS, INC.
Condensed Consolidated Statements of Operations

(Unaudited)

	For The Three Months Ended March 31,
	2016	2015
Revenues:
Product revenues	$1,366,153	$976,871
Other service revenues	27,981	33,532
Total revenues	1,394,134	1,010,403
Cost of product revenues	696,546	385,609
Research and development costs	657,192	527,512
Selling, general, and administrative expenses	1,974,249	2,288,660
Restructuring charges	—	753,400
Operating loss	(1,933,853)	(2,944,778)
Other income (expense):
Gain (loss) on change in fair value of derivative liabilities	160,118	(782,802)
Other income, net	75,142	82,688
Interest income	4,333	7,451
Interest expense	(349,558)	(307,813)
Net loss	$(2,043,818)	$(3,945,254)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.02)	$(0.05)
Weighted average shares outstanding:
Basic and diluted	91,645,881	74,842,841

MRI INTERVENTIONS, INC.
Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$3,582,227	$5,408,523
Accounts receivable	1,497,537	1,218,043
Inventory, net	1,570,078	1,807,895
Prepaid expenses and other current assets	115,364	97,249
Total current assets	6,765,206	8,531,710
Property and equipment, net	459,259	440,606
Software license inventory	989,600	937,100
Other assets	77,446	27,306
Total assets	$8,291,511	$9,936,722
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$818,047	$697,807
Accrued compensation	455,915	557,784
Other accrued liabilities	1,305,943	1,398,707
Derivative liabilities	498,168	658,286
Deferred product and service revenues	151,706	116,009
Senior secured note payable, net of unamortized discount of $64,835 at December 31, 2015	—	4,224,609
Total current liabilities	3,229,779	7,653,202
Accrued interest	577,125	542,500
Senior secured note payable	4,289,444	—
2014 junior secured notes payable, net of unamortized discount and deferred issuance costs of $434,408 and $467,611 at March 31, 2016 and December 31, 2015, respectively	3,290,592	3,257,389
2010 junior secured notes payable, net of unamortized discount of $2,535,230 and $2,481,510 at March 31, 2016 and December 31, 2015, respectively	518,490	464,770
Total liabilities	11,905,430	11,917,861
Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value; 200,000,000 shares authorized; 91,916,634 shares issued and outstanding at March 31, 2016; and 91,381,488 issued and outstanding at December 31, 2015	919,165	913,814
Additional paid-in capital	83,237,314	82,831,627
Accumulated deficit	(87,770,398)	(85,726,580)
Total stockholders’ deficit	(3,613,919)	(1,981,139)
Total liabilities and stockholders’ deficit	$8,291,511	$9,936,722

MRI INTERVENTIONS, INC.
Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For The Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(2,043,818)	$(3,945,254)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	41,022	86,680
Share-based compensation	260,149	377,892
Expenses paid through the issuance of common stock	192,166	37,583
(Gain) loss on change in fair value of derivative liabilities	(160,118)	782,802
Amortization of debt issuance costs and original issue discounts	151,759	110,015
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(279,494)	(136,769)
Inventory	217,873	(109,994)
Prepaid expenses and other current assets	(18,114)	(6,909)
Other assets	(58,473)	(4,000)
Accounts payable and accrued expenses	52,790	13,782
Deferred revenue	35,697	(4,870)
Net cash flows from operating activities	(1,608,561)	(2,799,042)
Cash flows from investing activities:
Purchases of property and equipment	(77,649)	(6,635)
Net cash flows from investing activities	(77,649)	(6,635)
Cash flows from financing activities
Payment of 2015 private placement financing costs	(140,086)	—
Net cash flows from financing activities	(140,086)	—
Net change in cash and cash equivalents	(1,826,296)	(2,805,677)
Cash and cash equivalents, beginning of period	5,408,523	9,244,006
Cash and cash equivalents, end of period	$3,582,227	$6,438,329

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Income taxes	$—	$—
Interest	$223,500	$223,500